SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): January 14, 1997 (December 20, 1996)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)


    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9743


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    Item 5.  Other Events.

         Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on December 30, 1996, it signed a franchise agreement with DATE, S.A., a corporation doing business in Guatemala. The owners of DATE, S.A., are owners of other restaurants and bars as well as other major businesses in Guatemala. The new franchisee will have exclusive rights to develop Hudson's Grill restaurants in Guatemala. The first location will be in Guatemala City and is expected to open in February 1997 in an area known as the "Zona Viva", which is a tourist and shopping area in Guatemala City. This is the first international franchisee of the Company. The Company's traditional concept will be adapted so that it will be more consistent with local values and tastes in Guatemala City. In light of the new Guatemala franchisee, the Company will also pursue trademark protection in Guatemala to protect its proprietary rights.

         The Company also announced that on December 20, 1996, it settled a lawsuit filed against it by Jordano's, Inc., a California liquor distributor, which lawsuit had been previously reported in 1996. Jordano's had alleged that the Company was liable for the debt owed it by one of the Company's former franchisees. The Company denied any obligation to Jordano's. The settlement will be paid out over the next nine months but will not impact the Company's earnings because the Company had previously set aside an accounting reserve to cover this contingency.

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    Item 7.  Exhibits.

         1.Press Release dated December 30, 1996, regarding the new Guatemala franchise.

         2.Press Release dated January 9, 1997, regarding the settlement of the Jordano's lawsuit.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
    Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: January 14, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\970108.O01

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